Exhibit 99.(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement on Form N-2, of our report dated February 29, 2024, relating to the financial statements and financial highlights of Yieldstreet Alternative Income Fund Inc., appearing in the Annual Report on Form N-CSR of Yieldstreet Alternative Income Fund Inc. for the year ended December 31, 2023, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 29, 2024